Exhibit 15.1
April 29, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Madams,

We have read the Item “16F Change in Registrant’s Certifying Accountant” on Form 20-F of KT Corporation dated April 29, 2026 and have the following comments:
1.We agree with the third paragraph included in Item 16F Changes in Registrant’s Certifying Accountant. We also agree with the second sentence of the first paragraph included in Item 16F Change in Registrant’s Certifying Accountant
2.We have no basis on which to agree or disagree with the first and third sentences of the first paragraph included in Item 16F Changes in Registrant’s Certifying Accountant, the second paragraph and the fourth paragraph included in Item 16F Changes in Registrant’s Certifying Accountant.

Yours truly,

/s/ Deloitte Anjin LLC

Attachment

Attachment
Item 16F.  Change in Registrant’s Certifying Accountant

On April 8, 2025, our Audit Committee approved the appointment of Samil PricewaterhouseCoopers as our principal accountant to audit our consolidated financial statements prepared in accordance with IFRS as issued by the IASB for the fiscal years ending December 31, 2026, 2027 and 2028, subject to the completion of the consolidated financial statements for the fiscal year ending December 31, 2025. Deloitte Anjin, our former independent registered public accounting firm (including for the fiscal years ending December 31, 2023, 2024 and 2025), was dismissed effective on April 29, 2026, the date of completion of its audit of our financial statements for the fiscal year ending December 31, 2025 and the issuance of its report thereon. Samil PricewaterhouseCoopers was engaged on March 13, 2026 as our principal accountant to audit our consolidated financial statements prepared in accordance with IFRS as issued by the IASB.
The decision of our Audit Committee to appoint Samil PricewaterhouseCoopers as our principal accountant to audit our financial statements prepared in accordance with IFRS, as issued by the IASB, was attributable to the completion of the three-year mandatory auditor designation period under the Act on External Audit of Stock Companies. Under this Act, a publicly listed Korean company that has engaged an external auditor of its choice for six consecutive years is required to replace such auditor with one designated by the Financial Services Commission for a subsequent period of three consecutive years. As the auditor designated under this mandatory designation period, Deloitte Anjin was not eligible to be reappointed as our external auditor for the fiscal year ending December 31, 2026. Upon the completion of this mandatory designation period, we became eligible to freely appoint our external auditor, and accordingly, our Audit Committee independently selected and appointed Samil PricewaterhouseCoopers.
Deloitte Anjin’s reports on our consolidated financial statements for each of the two most recent fiscal years ended December 31, 2025 and 2024 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through April 29, 2026, there were: (i) no disagreements between us and Deloitte Anjin on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte Anjin, would have caused Deloitte Anjin to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements; and (ii) no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.
During the two most recent fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through April 29, 2026, neither we nor anyone on our behalf consulted Samil PricewaterhouseCoopers regarding either (i) the application of IFRS as issued by the IASB to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements (and neither a written report nor oral advice was provided to us that Samil PricewaterhouseCoopers concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue under IFRS, as issued by the IASB) or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F) or a “reportable event” (as described in Item 16F(a)(1)(v) of Form 20-F).
We provided a copy of the disclosure in this Item 16F to Deloitte Anjin and requested that Deloitte Anjin furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with such disclosure, and if it does not agree, stating the respects in which it does not agree. A copy of Deloitte Anjin's letter dated April 29, 2026 is filed as Exhibit 15.1 to this annual report for the fiscal year ended December 31, 2025.